Exhibit 10.43

AMENDMENT NO. 7 TO LICENSE & OPTION AGREEMENT

THIS AMENDMENT NO. 7 TO THE LICENSE & OPTION AGREEMENT (“Amendment No. 7”) is made and entered into this 27th day of December, 2006 (the “Amendment No. 7 Effective Date”) by and between Oscient Pharmaceuticals Corporation (“OSCIENT”), a Massachusetts corporation, having a principal place of business at 1000 Winter Street, Suite 2200, Waltham, Massachusetts 02451, and LG Life Sciences, LTD (“LGLS”), a corporation organized under the laws of the Republic of Korea, having a principal place of business at LG Twin Tower, 20 yoido-dong, Youngdungpo-gu, Seoul, 150-721, Republic of Korea. LGLS and OSCIENT may be referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H

WHEREAS, LGLS and GeneSoft Pharmaceuticals, Inc. entered into a certain License and Option Agreement dated October 22, 2002 and amended said License and Option Agreement by Amendment No. 1 dated November 21, 2002, Amendment No. 2 dated December 6, 2002, Amendment No. 3 dated October 16, 2003, Amendment No. 4 dated March 31, 2005, Amendment No. 5 dated February 3, 2006, and Amendment No. 6 dated February 3, 2006 (as amended, the “License”);

WHEREAS, Genesoft merged into Genesoft Pharmaceuticals, LLC (then Guardian Holdings, LLC (“Guardian”)) on February 6, 2004 and the benefits of and obligations under the License were assigned to Guardian, and then, Guardian assigned all of its right, title and interest in, to and under the License to OSCIENT;

WHEREAS, OSCIENT is about to enter into a Partnership agreement with Menarini (as defined below) for Menarini’s marketing of the Product in the European Territory (as defined below) immediately after the execution of this Amendment No. 7 based on and in accordance with the License; and the Parties desire to amend the License to, among other things, provide certain terms and conditions necessary for such Partnership deal between OSCIENT and Menarini and amend the supply price, royalty rate and milestones related to sales of the Product; and

WHEREAS, the terms used herein with capital initial letters and not otherwise defined shall have the same meanings as set forth in the License.

NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Section 1.36 shall be deleted in its entirety and replaced with the following:

1.36 “Territory” means the United States of America, Canada, Mexico, France, Germany, the United Kingdom, Luxembourg, Ireland, Italy, Spain, Portugal, Belgium, the Netherlands, Austria, Greece, Sweden, Denmark, Finland, Norway, Iceland, Switzerland, Andorra, Monaco, San Marino, Vatican City, Poland, Czech Republic, Slovakia, Slovenia, Hungary, Estonia, Latvia, Lithuania, Liechtenstein, Malta, Cyprus, Romania, Bulgaria, Croatia, Serbia and Montenegro, Bosnia and Herzegovina, Albania and the Former Yugoslav Republic of Macedonia.

2.	A new Section 1.46 shall be inserted to define “Centralized Procedure” as follows:

1.46 “Centralized Procedure” shall mean the centralized procedure for obtaining a Marketing Authorization in the European Union as set forth in Regulation (EC) 726/2004.

3.	A new Section 1.47 shall be inserted to define “European Territory” as follows:

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1.47 “European Territory” means France, Germany, the United Kingdom, Luxembourg, Ireland, Italy, Spain, Portugal, Belgium, the Netherlands, Austria, Greece, Sweden, Denmark, Finland, Norway, Iceland, Switzerland, Andorra, Monaco, San Marino, Vatican City, Poland, Czech Republic, Slovakia, Slovenia, Hungary, Estonia, Latvia, Lithuania, Liechtenstein, Malta, Cyprus, Romania, Bulgaria, Croatia, Serbia and Montenegro, Bosnia and Herzegovina, Albania and the Former Yugoslav Republic of Macedonia.

4.	A new Section 1.48 shall be inserted to define “Major Countries” as follows:

1.48 “Major Countries” shall mean each of France, Germany, Italy, Spain and the United Kingdom.

5.	A new Section 1.49 shall be inserted to define “Marketing Authorization” as follows:

1.49 “Marketing Authorization” shall mean an authorization issued by the European Medicines Agency, or any other national, regional, state or local regulatory agency in the European Territory with the relevant regulatory authority, necessary to market and sell the Product in the European Territory or in any country in the European Territory.

6.	A new Section 1.50 shall be inserted to define “Menarini” as follows:

1.50 “Menarini” means Menarini International Operations Luxembourg SA at Avenue de la Gare, 1, L-1611 Luxembourg GD and any of its Affiliates.

7.	Section 2.5 shall be deleted in its entirety and replaced with the following:

2.5 Costs of Development. All Development expenses shall be borne by OSCIENT; provided that, LGLS shall reimburse OSCIENT for 50% of all amounts paid to Menarini by OSCIENT for all reasonable and verifiable regulatory development expenses incurred by Menarini in the European Territory; provided that in no event such reimbursement payments by LGLS shall exceed $[*] in the aggregate. With respect to any such regulatory development expenses to be reimbursed by LGLS, OSCIENT shall provide LGLS with a copy of the statement prepared by Menarini setting forth in detail such development expenses incurred by Menarini in the relevant quarter and proof of payment of such expenses by OSCIENT, such as receipt or payment slip. LGLS shall reimburse OSCIENT as provided for in this Section 2.5 within thirty (30) days of its receipt of all such statements and proofs. OSCIENT shall cause Menarini to keep complete and accurate books and financial records pertaining to such costs and expenses of regulatory development. LGLS shall have the right, at its discretion, to annually audit all such books and records of OSCIENT and Menarini upon advance notice to OSCIENT, and OSCIENT shall duly cooperate with LGLS. OSCIENT shall also cause Menarini to duly cooperate with LGLS with respect to such audit.

8.	A new Section 4.3(d)(iii) shall be inserted as follows:

4.3 Co-Promotion.

(d)(iii) Upon Oscient entering into a Partnership in the European Territory with Menarini, LGLS’ option under subsection 4.3(a) above with respect to the European Territory shall terminate and no longer be exercisable.

9.	Section 5.1(a)(ii) shall be deleted in its entirety and replaced with the following:

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5.1	General.

(a) (ii) Following the expiration or termination of the Initial Period and until the expiration or termination of the License (the “Remaining Period”), LGLS shall supply to OSCIENT, and OSCIENT shall exclusively purchase from LGLS, all of OSCIENT’s requirements of API; provided that OSCIENT’s obligation to exclusively purchase API to be supplied in Mexico, Canada or the European Territory shall expire on the last to expire of the LGLS Patents and GLAXO Patents claiming or covering such Product in Mexico, Canada or the European Territory, as the case may be. Notwithstanding anything herein to the contrary, OSCIENT agrees that it shall exclusively purchase from LGLS all its requirements of API for Mexico, Canada, and/or the European Territory, as the case may be, so long as and to the extent that OSCIENT continues to supply API or Final Product in Mexico, Canada or the European Territory irrespective of any expiry of LGLS Patents and GLAXO Patents.

LGLS shall not sell and shall procure that its Affiliates, sublicensees and distributors shall not sell, Final Product or API to any Third Party for use or resale in the European Territory so long as and to the extent that OSCIENT exclusively purchases from LGLS all its requirements of API and OSCIENT’s sublicensees and distributors exclusively purchases from OSCIENT all their requirements of API.

10.	A new Section 5.2(iv) shall be inserted as follows:

5.2 Supply Price.

(iv) Notwithstanding anything to the contrary in Section 5.2(iii), the API supply price to OSCIENT for use by Menarini or its Affiliates or subcontractors in Finished Product marketed, sold and distributed in the European Territory shall be $[*] per kg irrespective of the volume of API purchased by OSCIENT after the grant of Marketing Authorization in at least one country in the European Territory is obtained. Prior to obtaining the Marketing Authorization in at least one country in the European Territory, the API supply price to OSCIENT for use by Menarini or its Affiliates shall be (A) prior to January 1, 2008, the same as the supply price to OSCIENT for the US, and (B) on or after January 1, 2008, $[*] per kg up to an aggregate of [*] kg with any additional amounts to be purchased at the then current supply price to OSCIENT for the US.

11.	A new Section 5.6.4 (i) shall be inserted as follows:

(i) OSCIENT acknowledges and agrees that all API for use by Menarini shall be manufactured by LGLS. OSCIENT shall ensure that all such API shall be delivered to Menarini directly. OSCIENT shall forward to LGLS all purchase orders for API placed by Menarini at least 90 days prior to the date upon which LGLS is requested to ship such API. OSCIENT shall use best efforts to ensure that all API delivered to Menarini shall be used in the European Territory only and that such API shall not be shipped, distributed or otherwise be used in any way whatsoever and howsoever outside the European Territory.

12.	Section 10.2 shall be deleted in its entirety and replaced with the following:

10.2 Milestone Payments.

(i) Following the achievement of each milestone set forth below, OSCIENT shall owe a non-refundable milestone payment to LGLS in the amount and at the times set forth below. Each milestone payment shall be due only once, notwithstanding the number of Products actually

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developed or commercialized by OSCIENT hereunder. Milestone Payments 1, 2 and 3, when earned by LGLS, shall be payable in two installments, the first of which shall be payable on the first day of July or the first day of January (which comes first following the date on which the milestone was earned) and the second installment due six months thereafter. All other milestone payments shall be due 30 days after the relevant milestone event unless otherwise indicated.

Milestone Event	Payment
1. Upon annual Net Sales in the United States reaching $[*] million.	$[*] million
2. Upon both: (i) approval for the first Additional Indication or approval of an IV formulation of the Product, and (ii) annual Net Sales in the Territory reaching $[*] million.	$[*] million
3. Upon both: (i) approval for a second Additional Indication or approval of an IV formulation of the Product, and (ii) annual Net Sales in the Territory reaching $[*] million.	$[*] million
4. Upon approval of the Product in Canada, except for any indication approved prior to the Amendment # 5 Effective Date.	$[*]

As used in this Section 10.2, “IV formulation” shall mean a formulation of Product for intravenous administration.

(ii) Within thirty (30) days after receipt of any and all signing or license fees, milestone payments or royalties or any other forms of payments from Menarini or within sixty (60) days following the achievement of such events pursuant the terms of a Partnership agreement with Menarini (excluding, for the avoidance of doubt, any payment with respect to the supply of API), whichever is sooner, OSCIENT shall owe and pay a non-refundable payment to LGLS in an amount equal to [*] percent ([*]%) of all such payments made by Menarini to OSCIENT (except for the signing fee of $[*], the milestone payments of $[*]M related to the receipt of the Marketing Authorization and $[*]M related to the achievement of annual sales revenues exceeding $100M, which will be paid separately in accordance with the payment scheme set forth below in this Section 10.2(ii)). Attached hereto as Exhibit 10.2(ii) is the entire portion of the finally executed Partnership agreement between OSCIENT and Menarini covering all the signing and license fees, milestone payments and royalties and all other forms of payments and other payment terms of the Partnership agreement by and between OSCIENT and Menarini.

Subject to the preceding paragraph, within thirty (30) days after receipt of the related payment or within sixty (60) days following the achievement of the following events pursuant the terms of a Partnership agreement with Menarini, whichever is sooner, OSCIENT shall pay LGLS:

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(a)	a non-refundable upfront signing fee payment of $[*] upon the signing of a Partnership agreement with Menarini with respect to the European Territory; and

(b)	a non-refundable milestone payment of $[*]:

i. in lump sum for obtaining the Marketing Authorization for the Product via the Centralized Procedure; or

ii. according to the following schedule in case the Marketing Authorization is obtained on a country-by-country basis (not by Centralized Procedure) in the Major Countries:

Milestone	Payment
Upon obtaining the Marketing Authorization in the United Kingdom	$[*]
Upon obtaining the Marketing Authorization in France	$[*]
Upon obtaining the Marketing Authorization in Germany	$[*]
Upon obtaining the Marketing Authorization in Italy	$[*]
Upon obtaining the Marketing Authorization in Spain	$[*]

in the event Menarini is able to obtain in at least one country in the Major Countries the Marketing Authorization meeting the minimum label requirement set forth in the Partnership agreement between Menarini and OSCIENT (which the entire portion of the finally executed Partnership agreement between OSCIENT and Menarini covering such minimum label requirement shall be attached hereto under Exhibit 10.2(ii)); provided that, the foregoing provision shall not apply and LGLS shall be entitled to the milestone(s) payment of up to $[*] in accordance with this Section 10.2(ii)(b) if OSCIENT receives any milestone payments from Menarini related to the grant of the Marketing Authorization whether or not Menarini obtains in at least one country in the Major Countries the Marketing Authorization for CAP and either AECB or ABS, and an approved label for the Product with the minimum criteria set forth in the Partnership agreement as stated in subsections (I) and (II) herein; and

(c)	a one-time, non-refundable milestone payment of $[*] in lump sum if Marketing Authorization is obtained in all Major Countries, upon the first achievement of Net Sales exceeding $100 million in (i) the twelve month period following the first commercial sale of the Product in any country in the European Territory or (ii) each successive twelve month period thereafter.

13.	Section 10.3 shall deleted in its entirety and replaced with the following:

10.3 Royalty Payments. In addition to the foregoing license fee and milestone payments, commencing on the second anniversary of the first commercial sale of the Product in the United States of America,

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(i) OSCIENT shall, subject to Sections 4.3 and 10.4, pay to LGLS royalties on Net Sales in the Territory, except for (a) any Net Sales in Mexico if OSCIENT enters into a Partnership in Mexico with a Third Party, (b) any Net Sales in Canada if OSCIENT enters into a Partnership in Canada with a Third Party, and (c) any Net Sales in the European Territory if OSCIENT enters into a Partnership in the European Territory with Menarini, for each calendar year at the following rates:

Annual Net Sales	Royalty Rate
On the first $[*] million	[*] percent
Over $[*] million to $[*] million	[*] percent
Over $[*] million to $[*] million	[*] percent
Over $[*] million to $[*] million	[*] percent
Over $[*] million	[*] percent

(ii) OSCIENT shall, subject to Sections 4.3 and 10.4 and in lieu of the royalty obligations set forth in Section 10.3(i) above with respect to Net Sales in Mexico, Canada and the European Territory, pay to LGLS (a) a royalty of [*]% on Net Sales in Mexico for each calendar year; (b) a royalty of [*]% on Net Sales in Canada for each calendar year; and (c) a royalty of [*]% on Net Sales in the European Territory for each calendar year; provided, however, that if the Partnership entered into in Mexico or Canada or the Partnership entered into with Menarini in the European Territory, as the case may be, terminates, then from and after such termination the royalties payable in respect of Net Sales in Mexico, Canada or the European Territory, as the case may be, shall be paid in accordance with clause (i) of this Section 10.3.

The Parties acknowledge that LGLS has incurred a royalty obligation to GLAXO at a rate of [*] percent of Net Sales for the use of the GLAXO Patents, the GLAXO Know-how and the Trademarks (the “GLAXO Royalty”). OSCIENT shall pay royalties to LGLS at the royalty rates set forth above, and LGLS shall be solely responsible for payment of the GLAXO Royalty and shall indemnify OSCIENT and hold OSCIENT harmless from and against any claims by GLAXO as a result of such use by OSCIENT of the GLAXO Patents.

14.	Section 10.4 shall be deleted in its entirety and replaced with the following:

10.4 Term of Royalty Obligations. OSCIENT’s obligation to make royalty payments pursuant to 10.3 shall commence as provided in Section 10.3 and shall continue until the later of: (i) the expiration of the last to expire of the LGLS Patents and GLAXO Patents claiming or covering such Product in such country, and (ii) 10 years after first commercial sale of such Product in such country; provided however, that, OSCIENT’s obligation to make royalty payments pursuant to 10.3 for Net Sales in Mexico, Canada or the European Territory shall continue until the later of: (I) the expiration of the last to expire of the LGLS Patents and GLAXO Patents claiming or covering such Product in Mexico, Canada or the European Territory, as the case may be, and (II) the period of data exclusivity in Mexico, Canada or the European Territory, as the case may be (provided that, for purposes of clarification, “data exclusivity” in the European Territory shall mean the period of data and market exclusivity for the Product in the European Territory provided by Directive 2001/83/EC). Following the expiration of OSCIENT’s royalty obligations, OSCIENT shall retain a non-exclusive, royalty-free right to use, sell and offer for sale Product in the Territory, using LGLS Know-how and GLAXO Know-how licensed to OSCIENT as of the Effective Date and the exclusive right to use the Trademarks for such purposes. OSCIENT shall continue to pay LGLS a royalty in return for such right to use the Trademark, as provided in Section 11.4 below.

15.	A new Section 10.8(c) shall be inserted as follows:

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(c) OSCIENT shall keep, and shall require its Affiliates to keep, complete and accurate records of the latest three (3) years of API shipped and/or supplied to Menarini for sale of Product in the European Territory. For the purpose of verifying such shipments with regard to OSCIENT’s payment obligations pursuant to Section 5.2(iv) above, LGLS shall have the right annually, at LGLS’s expense, to retain an independent certified public accountant selected by LGLS and reasonably acceptable to OSCIENT, to review such records in the locations(s) where such records are maintained by OSCIENT and its Affiliates upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both LGLS and OSCIENT.

16. Section 11.4 shall be deleted in its entirety and replaced with the following:

Expiration of the Agreement. Following the expiration of OSCIENT’s royalty obligations as provided in Section 10.4 above, and for so long as OSCIENT continues to use the Trademark in the use or sale of the Product, OSCIENT shall pay to LGLS a royalty equal to [*] percent of Net Sales; provided that, for use of the Trademark in the European Territory after the expiration of OSCIENT’s royalty obligations in the European Territory, OSCIENT shall pay to LGLS a royalty equal to [*]% percent of Net Sales in the European Territory (the “Minimum Royalty Amount”) plus [*]% of any amount in excess of the Minimum Royalty Amount paid by Menarini to OSCIENT for use of the Trademark following the expiration of OSCIENT’s royalty obligations in the European Territory.

17. Following termination of the License, any sublicense granted by OSCIENT under the LGLS Patents, LGLS Know-How, GLAXO Patents and GLAXO Know-How (including pursuant to any Partnership) shall terminate. Following termination of this Amendment No. 7, any sublicense granted by OSCIENT under the LGLS Patents, LGLS Know-How, GLAXO Patents and GLAXO Know-How (including pursuant to any Partnership) for the European Territory shall terminate.

18. OSCIENT represents and warrants that (i) the summary of financial terms set forth in Schedule 18 attached hereto represent an accurate description of all of the financial terms of the Partnership agreement between OSCIENT and Menarini; and (ii) its Partnership agreement with Menarini shall not in any way adversely affect or contravene with the terms and conditions of the License and this Amendment No. 7 or the rights and obligations of LGLS thereof.

Without limiting the foregoing, OSCIENT agrees to provide LGLS the entire portion of the finally executed Partnership agreement with Menarini covering the financial terms and the minimum label criteria as set forth in Section 10.2 above within five (5) days from the Amendment No. 7 Effective Date, which such part of the finally executed Partnership agreement shall be attached hereto as Exhibit 10.2(ii) immediately thereafter within such five-day period.

19. This Amendment No. 7 shall automatically become null and void and of no force and effect after ninety (90) days of the Amendment No. 7 Effective Date, unless (i) OSCIENT enters into a Partnership agreement with Menarini during such 90-day period, or (b) the Parties mutually agree to extend such 90-day period.

20. OSCIENT shall timely inform and update LGLS in writing of the process and activities related to obtaining the Marketing Authorization by Menarini. OSCIENT shall also timely inform and update LGLS of any material changes or revisions to the Partnership agreement between

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OSCIENT and Menarini, including but not limited to the financial terms or termination thereof. LGLS may terminate this Amendment No. 7 upon notice at its sole discretion in case (i) Menarini fails to obtain the complete Marketing Authorization in at least one country in the European Territory within three years from the effective date of the Partnership agreement between OSCIENT and Menarini and/or (ii) the Partnership agreement between OSCIENT and Menarini is terminated.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 7 to be executed by their duly authorized officers on the Amendment No. 7 Effective Date.

OSCIENT PHARMACEUTICALS CORPORATION		LG LIFE SCIENCES, LTD.

By:		By:
Name:	Steven M. Rauscher	Name:	In-Chull Kim, Ph.D.
Title:	Chief Executive Officer & President	Title:	Chief Executive Officer & President

Date:		Date:

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Schedule 10(ii)

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Schedule 18

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[*]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.